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 Exhibit A-2

RETAINED EARNINGS ANALYSIS OF PACIFICORP DETAILING GROSS EARNINGS, GOODWILL AMORTIZATION, DIVIDENDS PAID AND RESULTING CAPITAL BALANCES AT March 31, 2002($MM)


                                                     ($ in millions)

Retained earnings at March 31, 2001                       $129
Net income for the year                                    327
Goodwill amortization                                        0
Dividends declared - common                               (241)
Dividends declared - preferred                             (10)
Transfer of Subsidiary                                     (32)
                                                           ----

Retained earnings at March 31, 2002                       $173
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